UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	December 07, 2006

Pennichuck Corporation

(Exact Name of Registrant as Specified in Its Charter)

New Hampshire

(State or Other Jurisdiction of Incorporation)

0-18552	02-0177370

(Commission File Number)	(IRS Employer Identification No.)

25 Manchester Street, Merrimack, New Hampshire	03054

(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5191

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

      On December 1, 2006, the Company appointed Larry D. Goodhue as the Company's Controller, effective December 4, 2006. Mr. Goodhue will replace the Company's Acting Controller and Principal Accounting Officer Charles Hoepper. Mr. Hoepper will resume his prior position with the Company as Assistant Vice President of Regulatory and Business Services, effective December 4, 2006.

      Mr. Goodhue, who is 48 years old, graduated from Merrimack College with a B.S. in Business Administration where he majored in Accounting. He has his CPA license in the State of New Hampshire (currently in an inactive status).

      Mr. Goodhue worked as an independent consultant from June 30, 2006 to December 3, 2006. From June 30, 2006 through November 15, 2006, he consulted for Telco Systems, Inc., doing transitional consulting after the merger/acquisition of Metrobility Optical Systems, Inc. by Telco Systems, Inc. on June 29, 2006. From October 30, 2006 through December 3, 2006, he was retained as a consultant to Pennichuck Water Works, Inc. for a budget modeling project.

      Prior to these two consultant assignments, Mr. Goodhue served as Vice President of Finance and Administration of METRObility Optical Systems, Inc., (f/k/a Aura Networks, Inc. and Lancast, Inc.) a privately held manufacturer and seller of optical networking hardware and software with annual revenues of $10-20 million located in Merrimack, New Hampshire from 2005 to 2006. From 2000 to 2005, he served as Corporate Controller for METRObility. From 1998 to 2000, Mr. Goodhue was the Controller of Annalee Mobilitee Dolls, Inc., a manufacturer and re-seller of gift and collectible dolls with annual revenues of $10-12 million located in Meredith, New Hampshire. Prior thereto, Mr. Goodhue was Corporate Accounting Manager for BTU International, Inc. a publicly traded manufacturer of advanced thermal processing equipment for the electronics manufacturing and alternative energy generation markets, based in North Billerica, Massachusetts.

The Company has not entered into an employment agreement with Mr. Goodhue, who will serve as an employee-at-will.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNICHUCK CORPORATION

Date: December 07, 2006	By:	/s/ William D. Patterson

By: William D. Patterson Title: Senior Vice President and Chief Financial Officer

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